VININGS INVESTMENT PROPERTIES, L.P.

                             SIXTH AMENDMENT TO THE
        AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP RELATING TO
                      SERIES A CONVERTIBLE PREFERRED UNITS
        ==================================================================
                  This Amendment to the Amended and Restated Agreement of Limited Partnership of VININGS INVESTMENT PROPERTIES, L.P., a Delaware limited partnership (the "Partnership"), dated April 29, 1999 (this "Amendment") amends the Amended and Restated Agreement of Limited Partnership of the Partnership, dated June 30, 1997, as amended (the "Partnership Agreement"), by and among Vinings Investment Properties Trust (the "General Partner") and each of the limited partners executing a signature page hereto (the "Contributors"). Capitalized terms used herein and not defined in Section 10 have the meanings ascribed thereto in the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Amendment.

                  WHEREAS, pursuant to Section 4.2A of the Partnership Agreement, the General Partner desires to cause the Partnership to issue additional Units of a new class and series, with the designations, preferences and relative, participating, optional or other special rights, powers and duties set forth herein;

                  WHEREAS, pursuant to Section 14.1B of the Partnership Agreement, the General Partner, without the consent of the Limited Partners, may amend the Partnership Agreement by executing a written instrument setting forth the terms of such amendment; and

                  WHEREAS, the General Partner desires by this Amendment to so amend the Partnership Agreement as of the date first set forth above to provide for the designation and issuance of such new class and series of Units.

                  NOW, THEREFORE, the Partnership Agreement is hereby amended by establishing and fixing the rights, limitations and preferences of a new class and series of Units as follows:

                  SECTION 1. DESIGNATION AND NUMBER. Pursuant to Section 4.2A of the Partnership Agreement, a series of Units of Partnership Interests in the Partnership designated as the "Series A Convertible Preferred Units" (the "Series A Preferred Units") is hereby established. The number of Series A Preferred Units constituting such series shall be as set forth on Exhibit A hereto.
                  SECTION 2. RANKING. As to the payment of dividends and distributions, including upon a Triggering Event, the Series A Preferred Units shall rank as set forth in this Section 2. The Series A Preferred Units shall rank senior to (i) all Partnership Interests that are not designated as preferred units of Partnership Interest and (ii) all Partnership Interests that are designated preferred units of Partnership Interest ranking junior to the Series A Preferred Units (collectively "Junior Units"). The Series A Preferred Units shall rank junior to all preferred units of Partnership Interest designated as ranking senior to the Series A Preferred Units (collectively, "Senior Units"). The Series A Preferred Units shall rank on a parity with all preferred units of Partnership Interest other than Junior Units and Senior Units (collectively, "Parity Units"). Notwithstanding the foregoing, the Partnership shall not authorize or create, or increase the authorized or issued amount of any class or series of Senior Units or reclassify any Partnership Interests into any Senior Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Senior Units, except as provided in Section 9(a).

                  SECTION 3. DIVIDENDS AND DISTRIBUTIONS AND ALLOCATIONS. (a) Payment of Dividends. The holders of Series A Preferred Units shall be entitled to receive cumulative preferential cash dividends at the rate per annum of $0.4675 per Series A Preferred Unit. Such dividends shall be cumulative, shall accrue from the original date of issuance and shall be payable (i) in semiannual installments in arrears, on the fifteenth day (or, if not a Business Day, the next succeeding Business Day) of February and August of each year commencing on August 15, 1999 and, in the event of a conversion or exchange of Series A Preferred Units, on the conversion or exchange date, as the case may be (each a "Dividend Payment Date"). The amount of the dividend payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full semiannual period for which dividends are computed, the amount of the dividend payable shall be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which dividends are to be paid on the Series A Preferred Units is not a Business Day, then payment of such dividend shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Dividends on the Series A Preferred Units shall be made to the holders of record of the Series A Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall be the same day as the record date for any dividend payable on Junior Units, with respect to the same period, or, if no such dividend is payable in respect of the Junior Units, the 1st day of the calendar month in which the applicable dividend falls or on such earlier date designated on at least ten (10) days' notice by the Board of Trustees of the General Partner as the record date for such dividend that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (the "Record Date").

         (b) DIVIDENDS CUMULATIVE. Dividends on the Series A Preferred Units shall accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the current payment of dividends, whether or not the Partnership has Available Cash Flow, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Units shall accumulate as of the Dividend Payment Date on which they first become payable. If cash dividends on the Series A Preferred Units are in arrears and unpaid for a period of sixty (60) days or more, then an additional amount of dividends shall accrue on such amount in arrears at a rate equal to fifteen percent (15.00%) per annum (the " Default Rate") from the applicable Dividend Payment Date until paid. Any dividend payment made on the Series A Preferred Units shall first be credited against any accrued but unpaid dividends with respect to such Series A Preferred Units and then to any current dividends required to be paid.

         (c) PRIORITY AS TO DISTRIBUTIONS. (i) So long as any Series A Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Junior Units, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series A Preferred Units, Partnership Interests other than Senior Units, unless, in each case, all distributions accumulated on all Series A Preferred Units and Parity Units have been paid in full. In determining whether to make any distributions pursuant to this Section 3(c), the Board of Trustees of the General Partner shall conservatively forecast future cash flow requirements as to the ability of the Partnership to meet its future obligations and liabilities including, without limitation, its ability to satisfy its obligations to the holders of the Series A Preferred Units. The foregoing sentence shall not prohibit (a) distributions payable solely in Junior Units,
(b) the conversion of Junior Units into Partnership Interests ranking junior to the Series A Preferred Units, or (c) the redemption of Partnership Interests corresponding to any Series A Preferred Share, Parity Share or Junior Share to be purchased by the General Partner pursuant to Article IX of the Declaration of Trust to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article IX of the Declaration of Trust.

                  (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series A Preferred Units and all Parity Units, all distributions authorized and declared on the Series A Preferred Units and all
Parity Units shall be authorized and declared so that the amount of distributions authorized and declared per Series A Preferred Unit and per Parity Unit shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and per Parity Unit bear to each other.

         (d) PROHIBITION ON DISTRIBUTION. No distributions on Series A Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any such time as the terms and provisions of any agreement of the Partnership or the General Partner, including any agreement relating to their indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law. No such agreement prohibiting such payments prior to default exists as of the date hereof and except as provided in Section 9(a), no agreement prohibiting such payments shall be entered into, provided, however, that the Partnership and/or the General Partner have and in the future may enter into agreements that require the Partnership or the General Partner to maintain cash reserves.

         (e) NO FURTHER RIGHTS. Holders of Series A Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

         (f) ALLOCATIONS. Section 6.1A and 6.1B of the Partnership Agreement is hereby amended in its entirety as follows:

         A.       NET INCOME.  Net Income shall be allocated:

                  (i) first, to the General Partner to the extent of Net Losses previously allocated to the General Partner pursuant to Section 6.1B(iii) below for all prior taxable years exceed Net Income previously allocated to the General Partner pursuant to this Section 6.1A(i) for all prior taxable years,

                  (ii) second, to the Partners holding Series A Preferred Units in the same ratio and to the extent that Net Losses previously allocated to such holders pursuant to Section 6.1B(ii) below for all prior taxable years exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(ii) for all prior taxable years,

                  (iii) third, to Partners holding Junior Units in the same ratio and to the extent that Net Losses previously allocated to such holders pursuant to Section 6.1B(i) below for all prior taxable years exceed Net Income previously allocated to such holders pursuant to this
                           Section 6.1A(iii) for all prior taxable years,

                  (iv) fourth, with respect to Partners holding Junior Units, pro rata in proportion to each Partner's respective share of such Junior Units as of the last day of the period for which such allocation is being made.

         B. NET LOSSES. After giving effect to the special allocations set forth in Section 1 of EXHIBIT C attached hereto,

                  Net Losses shall be allocated:

                  (i) first, to the Partners holding Junior Units, pro rata in proportion to each Partner's respective share of such Junior Units as of the last day of the period for which such allocation is being made until the portion of the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner attributable to such Junior Units is reduced to zero,

                  (ii) second, to the Partners holding Series A Preferred Units, until the portion of the Adjusted Capital Account (modified in the same manner as in the parenthetical in the immediately preceding clause
                           (i)) of each such Partner attributable to such Series A Preferred Units is reduced to zero, and

                  (iii)    third, to the General Partner.

         C. (i) Notwithstanding anything to the contrary above, at such time as a distribution is made to the Partners who are holders of the Series A Preferred Units pursuant to Section 3(a) above, there shall be a special allocation of Net Income (or items of gross income if there is insufficient net income) to each such Partner in an amount equal to the amount of the distribution to such Partner pursuant to Section 3(a) above.

                           (ii) In the event of a Triggering Event, there shall
                            be a special allocation of Net Income (or items of gross income if there is insufficient Net Income) to each Partner who holds Series A Preferred Unit(s) in an amount such that the portion of the Adjusted Capital Account balance of such Partner attributable to each such Series A Preferred Unit is equal to the Liquidation Preference with respect to such Series A Preferred Unit(s). This Section shall not apply if a Partner who holds Series A Preferred Units exercises its right to convert such Series A Preferred Units into Common Shares of the General Partner or Junior Units as described in Section 6 hereof. However, this
                            Section 3(C)(ii) shall apply if the Company or any other transferee of Series A Preferred Units subsequently has such Series A Preferred Units redeemed or liquidated by the Partnership.


                  SECTION 4.  LIQUIDATION  PROCEEDS.  (a) Upon the occurrence of
(i) a voluntary sale, lease or transfer (for cash, shares, securities or other consideration) of all or substantially all the assets of the General Partner, the Partnership or all of the Property Partnerships to any Person, (ii) the consolidation or merger of the Partnership, the General Partner or all of the Property Partnerships (but only if such entity is not the surviving entity and the holders of such entity's equity securities before such event hold less than fifty percent (50%) of the survivor's equity securities after such event) with or into any Person, or (iii) a dissolution or winding up, voluntary or involuntary of the General Partner, the Partnership or all of the Property Partnerships (each, a "Triggering Event"), the holders of Series A Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of Junior Units, an amount equal to the sum of (i) a liquidation preference in an amount equal to $4.46 per Series A Preferred Unit, or if a Triggering Event occurs prior to the first anniversary of the date of issuance of the Series A Preferred Units, $4.25 per Series A Preferred Unit, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment (together, the "Liquidation Preference"). In the event of any conflict between the provisions of this Section 4 and Article V of the Partnership Agreement, the provisions of this Section 4 shall control.

         (b) NOTICE. Written notice of any Triggering Event, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty
(60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

         (c) NO FURTHER RIGHTS. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Units shall have no right or claim to any of the remaining assets of the Partnership (it being understood that such holder may have additional rights or claims to the remaining assets of the Partnership as a result of its ownership of Partnership Interests of other classes or series or its status as General Partner).

                  SECTION 5. OPTIONAL REDEMPTION. (a) Right of Optional Redemption. The Series A Preferred Units may not be redeemed prior to the third anniversary of the issuance date; provided, however, that the Partnership may, in its sole discretion, redeem any Series A Preferred Units prior to such third anniversary to the extent that the proceeds used for such redemption are obtained from the sale or refinancing of a property. On or after the third anniversary of the issuance date, the Partnership shall have the right to redeem the Series A Preferred Units, in whole but not in part, at any time or from time to time, and prior to such third anniversary to the extent of available proceeds from property sales or refinancings unless the Board of Trustees of the General Partner has determined that such proceeds are to be used in an exchange pursuant to Section 1031 of the Internal Revenue Code the Partnership shall redeem the Series A Preferred Units pro rata, except to the extent that any holder of such Series A Preferred Units has elected not to have his, her or its pro rata share of Series A Preferred Units redeemed, in each case upon not less than thirty
(30) nor more than sixty (60) days' written notice, at a redemption price (the "Redemption Price"), payable in cash equal to the Liquidation Preference that the holder would be entitled to receive on the date fixed for redemption.

         (b) PROCEDURES FOR REDEMPTION. (i) Notice of redemption (a "Redemption Notice") will be (a) faxed, and (b) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such Redemption Notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder to whom such Redemption Notice was defective or not given. In addition to any information required by law, each such Redemption Notice shall state: (v) the redemption date, (w) the Redemption Price, (x) the place or places where such Series A Preferred Units are to be surrendered for payment of the Redemption Price, (y) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate on such redemption date and (z) that payment of the Redemption Price will be made upon presentation and surrender of such Series A Preferred Units.

                  (ii) If the Partnership gives a Redemption Notice in respect of Series A Preferred Units (which Redemption Notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series A Preferred Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series A Preferred Units upon surrender of the Series A Preferred Units by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series A Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series A Preferred Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series A Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

         SECTION 6. CONVERSION. (a) Each Series A Preferred Unit, may, at the option of the holder thereof, be converted, in whole or in part, into either one share of beneficial interest of the General Partner, no par value (each, a "Common Share"), or one Junior Unit of the Partnership (having the same economic rights as the Junior Units outstanding on the date of this Amendment), at any time on or after the first anniversary of the date of issue, whether or not the Partnership has given Redemption Notice under Section 5, on the terms and conditions set forth in this Section 6. Notwithstanding the foregoing, if a holder elects to convert its Series A Preferred Units into Common Shares, the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Series A Preferred Units by paying to such holder either the Cash Amount or the REIT Shares Amount, as elected by the Company (in its sole and absolute discretion) on the conversion date. Upon such election the Company shall acquire the Series A Preferred Units tendered for conversion by such holder which shall automatically be exchanged for an equal number of Junior Units having the same rights, preferences and privileges as the Common Shares into which the Series A Preferred Units were converted and shall be treated for all purposes of the Partnership Agreement as the owner of such Junior Units.

         (b) The holder of any Series A Preferred Units may exercise its right to convert such Series A Preferred Units into either Common Shares or Junior Units (having the same economic rights as the Junior Units outstanding on the date of this Amendment) by surrendering for such purpose to the Partnership, at its principal office or at such other office or agency maintained by the Partnership for that purpose, a certificate or certificates representing the Series A Preferred Units to be converted duly endorsed to the Partnership in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such Series A Preferred Units in accordance with the provisions of this Section 6. To the extent that a holder of Series A Preferred Units elects to convert its Series A Preferred Units for Common Shares and such conversion, together with all other Series A Preferred Units tendered by other holders for conversion into Common Shares, would violate the ownership limitation of the General Partner set forth in Article VI of the Declaration of Trust, each holder of Series A Preferred Units shall be entitled to convert, pursuant to the terms of this Section 6, only up to its pro rata share of that number of Series A Preferred Units which would comply with such ownership limitation of the General Partner, and any Series A Preferred Units not so exchanged ("Excess Units") shall be redeemed by the Partnership for cash in an amount equal to the Liquidation Preference on the date of such redemption. The General Partner or the Partnership, as the case may be, will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of Common Shares or such Junior Units, respectively, on conversion of Series A Preferred Units pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the General Partner or the Partnership, respectively, shall deliver or cause to be delivered
(i) certificates registered in the name of such holder representing the number of validly issued, fully paid and nonassessable Common Shares or such Junior Units to which the holder of shares of Series A Preferred Units so converted shall be entitled and (ii) if less than the full number of Series A Preferred Units evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of Series A Preferred Units evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the Series A Preferred Units to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive Common Shares or such Junior Units, as applicable, and the person entitled to receive such Common Shares or such Junior Units shall be treated for all purposes as having become the record holder of such Common Shares or such Junior Units at such time.

         (c) Series A Preferred Units may be converted at any time; provided, however, that, if a Redemption Notice has been delivered pursuant to Section 5, Series A Preferred Units may not be converted pursuant to this Section 6 after the twentieth (20th) day following the receipt of the Redemption Notice by such holder.
         (d) In the event of a conversion of Series A Preferred Units, any accrued and unpaid distributions, whether or not declared, to the date of conversion on any Series A Preferred Units tendered for conversion shall, at the option of the holder, be paid to the holder of such Series A Preferred Units in cash or in Common Shares, and, if such Series A Preferred Units are tendered for Common Shares, the number of Common Shares to be issued to such holder shall be calculated with reference to the fair market value of the Common Shares on the day prior to the conversion date as determined in good faith by the Board of Trustees of the General Partner.

                  SECTION 7. EXCHANGE FOR PREFERRED SHARES. (a) If the General Partner receives shareholder approval for the creation of a second class of beneficial interests in the General Partner and the Board of Trustees of the General Partner, in its sole discretion designates a series of preferred beneficial interests that has the same powers, special rights, preferences, privileges and voting power as the Series A Preferred Units (the "Series A Preferred Shares"), then upon creation of such class of Series A Preferred Shares, the General Partner shall give each holder of record of Series A Preferred Units notice of its election to exchange all or part of the Series A Preferred Units for Series A Preferred Shares (the "Exchange Notice") by fax, and registered mail, postage paid, at the address of each holder as it may appear on the records of the Partnership stating (A) the exchange date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (B) the place or places where the Series A Preferred Units are to be exchanged for Series A Preferred Shares, (C) that distributions on the Series A Preferred Units will cease to accrue on such redemption date; and (D) that issuance of Series A Preferred Shares will occur upon presentation and surrender of the Series A Preferred Units. On the exchange date, each Series A Preferred Unit shall be exchangeable for one Series A Preferred Share, and all powers, special rights, preferences, privileges and voting power theretofore represented by such Series A Preferred Unit shall cease except for the right to receive Series A Preferred Shares, and the person entitled to receive such Series A Preferred Shares shall be treated for all purposes as having become the record holder of such Series A Preferred Shares at such time. Notwithstanding the foregoing, a holder of Series A Preferred Units shall not be required to convert its Series A Preferred Units to Series A Preferred Shares if such conversion would adversely affect the rights, obligations, preferences or economic benefits that such holder would otherwise be entitled to if the Preferred Units were retained.

                  (b) In the event an exchange of Series A Preferred Units pursuant to Section 7 would violate the provisions on ownership limitation of the General Partner set forth in Article VI of the Declaration of Trust and the Board of Trustees of the General Partner has not elected, in its sole discretion, to waive the application of such ownership limitation, each holder of Series A Preferred Units shall be entitled to exchange, pursuant to the provisions of Section 7(a), only up to its pro rata share of that number of Series A Preferred Units which would comply with the provisions of such ownership limitation of the General Partner. Any Series A Preferred Units not exchanged because of the ownership limitation shall be exchanged at such later date as the exchange would not violate the ownership limitation.

                  (c)  PROCEDURE FOR EXCHANGE.

                  (i) In the event of an exchange of Series A Preferred Units for Series A Preferred Shares, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series A Preferred Units tendered for exchange shall (a) accrue on the Series A Preferred Shares into which such Series A Preferred Units are exchanged, and (b) continue to accrue on such Series A Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series A Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series A Preferred Unit that was validly exchanged into a Series A Preferred Share pursuant to this section (other than a Series A Preferred Unit held by the General Partner), receive a distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution with respect to the Series A Preferred Share for which such Series A Preferred Unit was exchanged or redeemed.

                  (ii) Fractional Series A Preferred Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series A Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Trustees of the General Partner.

         SECTION 8. COMPLIANCE WITH THE SECURITIES ACT. As a condition to a conversion or exchange of the Series A Preferred Units, the General Partner may require the holders of Series A Preferred Units to make such representations as may be reasonably necessary for the General Partner to establish that the issuance of Series A Preferred Shares pursuant to the exchange shall not be required to be registered under the Securities Act of 1933, as amended, or any state securities laws. Any securities issued upon conversion or exchange shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Declaration of Trust, the Bylaws of the General Partner, the Securities Act of 1933, as amended, and relevant state securities or blue sky laws or created by the exchanging or converting holder of Series A Preferred Units. Each Series A Preferred Unit exchanged for Series A Preferred Shares hereunder shall be transferred to and acquired by the General Partner and shall not be canceled or redeemed while the securities for which such Series A Preferred Unit is exchanged remains outstanding.

                  The certificates representing the securities issued upon conversion or exchange of the Series A Preferred Units shall contain the following legend:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (B) AN EXEMPTION FROM REGISTRATION UNDER SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM SUCH PROVISIONS.

                  SECTION 9. VOTING RIGHTS. (a) Holders of Series A Preferred Units shall not be entitled to vote on any matter on which Partners are entitled to vote, provided that the holders of Series A Preferred Units shall have the right to vote as a separate class of Partnership Interests on the following, each of which shall require the consent of holders of record of Series A Preferred Units representing more than two-thirds of the Series A Preferred Units outstanding at the time:

                  (i) to authorize or create, or increase the authorized or issued amount of, any class or series of Senior Units or reclassify any Partnership Interests into any Senior Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Senior Units; or

                  (ii)  to  amend,   alter  or  repeal  the  provisions  of  the
         Partnership Agreement, whether by merger, consolidation or otherwise, in each case in a transaction or manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as (l) the Partnership is the surviving entity and the Series A Preferred Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series A Preferred Units for other interests in such entity having substantially the same terms and rights as the Series A Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series A Preferred Units; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests or obligation or security convertible into or evidencing the right to purchase any such Partnership Interests, in each case ranking junior to the Series A Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Units. In the event of any conflict between the provisions of Section 14.1 of the Partnership Agreement and the provisions of this Section 9, the provisions of this
         Section 9 shall control.

         (b) In addition to the voting rights set forth in Section 9(a), without the consent of holders of record of Series A Preferred Units representing more than two-thirds of the Series A Preferred Units outstanding, the Partnership shall not consummate a Liquidation Transaction; provided, however, that upon the effectiveness of an amendment to the Partnership Agreement that grants to all holders of Partnership Interests the right to approve Liquidation Transactions, the foregoing approval requirement shall terminate and the Partnership shall be permitted to consummate a Liquidation Transaction if it receives the Consent of Limited Partners holding at least a majority of the Percentage Interests of the Limited Partners (including Limited Partnership Interests held by the Company and Limited Partnership Interests representing the Series A Preferred Units voting on an as converted basis).

                  SECTION 10. DEFINITIONS. For purposes of this Amendment the following terms have the following respective meanings:

         "Agreement of Purchase and Sale" shall mean, with respect to any Portfolio Property, that certain Amended and Restated Agreement of Purchase and Sale, dated February 15, 1999, as the same may be further amended, restated or modified from time to time, that relates to the purchase and sale of such Portfolio Property.

         "Amendment" shall have the meaning set forth in the recitals to this Amendment.

         "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

         "Common Share" shall have the meaning set forth in Section 6(a) of this Amendment.

         "Contributors" shall have the meaning set forth in the recitals to this Amendment.

         "Declaration of Trust" shall mean the Second Amended and Restated Declaration of Trust of the General Partner, dated February 6, 1985, as amended.

         "Default Rate" shall have the meaning set forth in Section 1 of this Amendment.

         "Dividend Payment Date" shall have the meaning set forth in Section 3 of this Amendment.

         "Excess Units" shall have the meaning set forth in Section 6(b) of this Amendment.

         "Exchange Notice" shall have the meaning set forth in Section 7 of this Amendment.

         "General Partner" shall have the meaning set forth in Section 3(b) of this Amendment.

         "Heritage Transaction" shall mean the direct or indirect purchase by the Operating Partnership of any interest in the Portfolio Properties.

         "Junior Shares" shall mean all classes of common shares of beneficial interest in the General Partner and each other class or series of interests of the General Partner hereinafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with the Series A Preferred Shares, if authorized, as to dividends and distributions upon liquidation, winding up and dissolution of the General Partner.

         "Junior Units" shall have the meaning set forth in Section 2 of this Amendment.

         "Liquidation Preference" shall have the meaning set forth in Section 4(a) of this Amendment.

         "Liquidation Transaction" shall mean the occurrence of any of the following:

                  (i) the sale, transfer or other disposition, in a single transaction or series of related transactions, of greater than twenty five percent (25%) of the assets of the Partnership;

                  (ii) any merger or consolidation of the Partnership with any other Person other than any merger in which the Partnership is the surviving entity and in which (i) none of the Partnership Interests of the Partnership outstanding immediately prior to the merger are converted into, exchanged for or reclassified into cash, securities or other property (or any combination thereof) pursuant to the terms of the merger, and (ii) all of the Partnership Interests of the Partnership outstanding immediately prior to the merger remain outstanding following the merger (other than Partnership Interests of the Partnership voluntarily converted or exchanged by the holders in accordance with their terms); or

                  (iii) any other transaction or series of related  transactions which results in the liquidation of the Partnership.

         "Parity Shares" shall mean all classes and series of beneficial interests of the General Partner the terms of which expressly provide that such beneficial interests rank on a parity with the Series A Preferred Shares as to dividends and distributions upon liquidation, winding up and dissolution of the General Partner.

         "Partnership" shall have the meaning set forth in the recitals to of this Amendment.

         "Partnership Agreement" shall have the meaning set forth in Section 1 of this Amendment.

         "Portfolio Property" means any one of the properties constituting the Heritage Transaction as described in Article II of the Agreement of Purchase and Sale relating thereto, and "Portfolio Properties" shall mean all of the 17 multifamily properties constituting the Heritage Portfolio and described on Exhibit C to the Securities Purchase Agreement, which are being purchased by the Property Partnerships, whether directly or indirectly, in the Heritage Transaction.

         "Preferred Units" shall have the meaning set forth in Section 7(a) of this Amendment.

         "Property Partnership" shall have the meaning ascribed to the term "Purchaser" in Article I of the Agreement of Purchase and Sale for a particular Portfolio Property, and "Property Partnerships" shall mean collectively each Property partnership purchasing a Portfolio Property in the Heritage Transaction.

         "Record Date" shall have the meaning set forth in Section 3(a) of this Amendment.

         "Redemption Price" shall have the meaning set forth in Section 5(a) of this Amendment.

         "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of April 29, 1999, by and among the Partnership, the General Partner and the purchasers named therein.

         "Series A Preferred Shares" shall have the meaning set forth in Section 7(a) of this Amendment.

         "Triggering Event" shall have the meaning set forth in Section 4(a) of this Amendment.

                  SECTION 11. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series A Preferred Units.

                  SECTION 12. EXHIBIT A TO PARTNERSHIP AGREEMENT. In order to duly reflect the issuance of the Series A Preferred Units provided for herein, the Partnership Agreement is hereby further amended pursuant to Section 14.1B thereof by deleting Exhibit A thereto and replacing Exhibit A attached hereto therefor.

                  SECTION 13. SPECIAL DISTRIBUTION AND ALLOCATION FOR CERTAIN PROPERTY. Nothing to the contrary contained in Article V or Article VI of the Partnership Agreement shall limit any of the rights or obligations set forth in this Amendment.

         [The remainder of this page has been left blank intentionally]



                  IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.


VININGS INVESTMENT PROPERTIES TRUST,

General Partner

By:/s/ Peter D. Anzo
---------------------
Name: Peter D. Anzo
Title: President